The Chefs’ Warehouse, Inc. - 8-K/A

Exhibit 99.3

The Chefs’ Warehouse, Inc.

Unaudited Pro Forma Condensed Combined Financial Information

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION RELATING TO THE PURCHASE

The unaudited pro forma condensed combined financial information has been prepared using the purchase method of accounting, giving effect to the merger of Del Monte Capitol Meat Co. with and into a wholly owned subsidiary of The Chefs’ Warehouse, Inc. (the “Company”, “Chefs’”, “we”, or “us”) and the purchase by a separate wholly owned subsidiary of the Company of substantially all the assets of T.J. Foodservice Co., Inc. and TJ Seafood, LLC (collectively, the “Del Monte Entities”), which was completed on April 6, 2015 (the “purchase”). The unaudited pro forma condensed combined statements of operations for the year ended December 26, 2014 and the thirteen weeks ended March 27, 2015 and March 28, 2014 give effect to the purchase as if the purchase had been completed on December 28, 2013. The unaudited pro forma combined balance sheet at March 27, 2015 gives effect to the purchase as if the purchase had been completed on March 27, 2015. The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition of the combined company had the purchase been completed on the date described above, nor is it necessarily indicative of the future results of operations or financial position of the combined company.

The pro forma financial information includes adjustments to record assets and liabilities of the Del Monte Entities at their estimated respective fair values based on available information and to give effect to the financing for the purchase and related transactions. The pro forma adjustments included herein are subject to change depending on changes in the components of assets and liabilities and as additional analyses are performed. Moreover, the actual purchase price for the Del Monte Entities is subject to adjustments based on the final calculation of the Del Monte Entities’ net working capital as of the closing and the Del Monte Entities’ adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for the fiscal year ended December 27, 2014, with any adjustments based on the Del Monte Entities’ net working capital payable in cash and any adjustments based on the Del Monte Entities’ Adjusted EBITDA payable in a mix of cash, convertible notes and contingent earnout consideration. The preliminary purchase price may be increased or decreased based upon the final post-closing purchase price adjustments. The final allocation of the purchase price for the Del Monte Entities will be determined after completion of a thorough analysis to determine the fair value of the Del Monte Entities’ tangible and identifiable intangible assets and liabilities as of the date the purchase was completed. Increases or decreases in the purchase price and/or the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities, and may impact the Company’s statement of operations in future periods. Any changes to the Del Monte Entities’ shareholders’ and members’ equity, including results of operations from March 27, 2015, through the date the purchase was completed, will also change the purchase price allocation, which may include the recording of a higher or lower amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The Company anticipates that the purchase will provide the combined company with financial benefits that include increased sales, additional customers, expanded geographic reach and enhanced capabilities in the center-of-the-plate protein category. The unaudited pro forma condensed combined financial information is based on a number of assumptions and estimates and is subject to uncertainties, and that information does not purport to be indicative of the actual results of operations or financial condition that would have occurred had the transactions described herein in fact occurred on the dates indicated, nor does it purport to be indicative of the results of operations or financial condition that we may achieve in the future. Such information does not reflect any cost savings from operating efficiencies, synergies or restructurings that could result from the purchase. Additionally, the unaudited pro forma condensed combined financial information does not reflect additional revenue opportunities following the purchase nor does it reflect any additional overhead and infrastructure costs needed to fully integrate the Del Monte Entities into the Company. Accordingly, the unaudited pro forma condensed combined financial information does not attempt to predict or suggest future results.

The unaudited pro forma condensed combined statement of operations for the fifty-two weeks ended December 26, 2014 combines the Company’s consolidated historical results of operations for the fifty-two weeks ended December 26, 2014 with the combined historical results of operations of the Del Monte Entities for their fiscal year ended December 27, 2014. The unaudited pro forma condensed combined statement of operations for the thirteen weeks ended March 27, 2015 and March 28, 2014 combines the Company’s consolidated historical results of operations for those thirteen-week periods with the combined historical results of operations of the Del Monte Entities for the thirteen weeks ended March 28, 2015 and the thirteen weeks ended March 29, 2014. The unaudited pro forma condensed combined balance sheet data as of March 27, 2015 combines the Company’s consolidated historical balance sheet as of that date with the combined historical balance sheet of the Del Monte Entities as of March 28, 2015 and gives effect to the transactions described above as if those transactions had been completed as of March 27, 2015.

2

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 27, 2015 (in thousands)

	Chefs’ historical	Del Monte Entities historical	Pro forma adjustments	Note	Pro forma combined
ASSETS
Cash and cash equivalents	$1,960	$18,363	$(18,363)	4a	$1,960
Investments	—	6,447	(6,447)	4a	—
Accounts receivable, net	92,829	19,517	—		112,346
Inventories, net	71,046	12,247	—		83,293
Deferred taxes, net	4,529	—	—		4,529
Prepaid expenses and other assets	7,480	1,141	—		8,621

Total current assets	177,844	57,715	(24,810)		210,749
Equipment and leasehold improvements, net	55,192	7,566	(1,362)	4b	61,396
Software costs, net	5,100	—	—		5,100
Goodwill	78,449	—	69,767	4c	148,216
Intangible assets, net	48,996	—	101,583	4c	150,579
Other assets	4,753	746	—		5,499

Total assets	$370,334	$66,027	$145,178		$581,539
LIABILITIES AND STOCKHOLDERS’ AND MEMBERS’ EQUITY
Accounts payable	$43,972	$6,305	$—		$50,277
Accrued liabilities	15,594	—	—		15,594
Accrued compensation	3,965	—	—		3,965
Current portion of long-term debt	7,580	—	—		7,580

Total current liabilities	71,111	6,305	—		77,416
Long-term debt, net of current portion	136,672	—	125,845	4d	262,517
Convertible subordinated notes	—	—	36,750	4e	36,750
Deferred taxes, net	7,972	—	—		7,972
Other liabilities and deferred credits	6,876	—	20,392	4f	27,268

Total liabilities	222,631	6,305	182,987		411,923
Common stock	251	80	(69)	4g	262
Additional paid-in capital	98,068	—	24,902	4g	122,970
Members’ contribution	—	2,500	(2,500)	4g	—
Cumulative foreign currency translation adjustment	(854)	—	—		(854)
Retained earnings	50,238	57,142	(60,142)	4g	47,238

Total stockholders’ and members’ equity	147,703	59,722	(37,809)		169,616
Total liabilities and stockholders’ and members’ equity	$370,334	$66,027	$145,178		$581,539

See accompanying notes to unaudited pro forma condensed combined financial information.

3

Unaudited Pro Forma Condensed Combined Statement of Operations for the Thirteen Weeks Ended

March 27, 2015 (in thousands, except share and per share data)

	Chefs’ historical	Del Monte Entities historical	Pro forma adjustments	Note	Pro forma combined
Net sales	$198,876	$58,350	$(5,177)	5a	$252,049
Cost of sales	148,537	44,133	(5,068)	5a	187,602
Gross profit	50,339	14,217	(109)		64,447
Operating expenses	47,199	8,018	979	5b	56,196
Operating income	3,140	6,199	(1,088)		8,251
Interest expense, net	1,836	39	1,491	5c	3,366
Gain on investments	—	(43)	43	5d	—
Gain on sale of assets	(349)	—	—		(349)
Income before income taxes	1,653	6,203	(2,622)		5,234
Provision for income taxes	686	—	1,486	5e	2,172
Net income	$967	$6,203	$(4,108)		$3,062

Net income per share
Basic	$0.04	$—	$—		$0.12
Diluted	0.04	—	—		0.12
Weighted-average common shares outstanding
Basic	24,666,557	—	1,113,636		25,780,193
Diluted	24,722,275	—	2,351,010	5f	27,073,285

See accompanying notes to unaudited pro forma condensed combined financial information.

4

Unaudited Pro Forma Condensed Combined Statement of Operations for the Thirteen Weeks Ended

March 28, 2014 (in thousands, except share and per share data)

	Chefs’ historical	Del Monte Entities historical	Pro forma adjustments	Note	Pro forma combined
Net sales	$187,183	$47,496	$—		$234,679
Cost of sales	141,115	35,669	—		176,784
Gross profit	46,068	11,827	—		57,895
Operating expenses	42,317	7,203	2,054	5b	51,574
Operating income	3,751	4,624	(2,054)		6,321
Interest expense, net	2,059	19	1,488	5c	3,566
Gain on investments	—	(126)	126	5d	—
Income before income taxes	1,692	4,731	(3,668)		2,755
Provision for income taxes	703	—	441	5e	1,144
Net income	$989	$4,731	$(4,109)		$1,611

Net income per share
Basic	$0.04	$—	$—		$0.06
Diluted	0.04	—	—		0.06
Weighted-average common shares outstanding
Basic	24,618,054	—	1,113,636	5f	25,731,690
Diluted	24,839,563	—	1,113,636		25,953,199

See accompanying notes to unaudited pro forma condensed combined financial information.

5

Unaudited Pro Forma Condensed Combined Statement of Operations for the Fifty-Two Weeks Ended

December 26, 2014 (in thousands, except share and per share data)

	Chefs’ historical	Del Monte Entities historical	Pro forma adjustments	Note	Pro forma combined
Net sales	$836,625	$218,561	$—		$1,055,186
Cost of sales	630,573	162,924	—		793,497
Gross profit	206,052	55,637	—		261,689
Operating expenses	173,042	33,726	8,426	5b	215,194
Operating income	33,010	21,911	(8,426)		46,495
Interest expense, net	8,167	145	5,982	5c	14,294
Gain on investments	—	(180)	180	5d	—
Gain on sale of assets	(5)	—	—		(5)
Income before income taxes	24,848	21,946	(14,588)		32,206
Provision for income taxes	10,633	30	2,965	5e	13,628
Net income	$14,215	$21,916	$(17,553)		$18,578

Net income per share
Basic	$0.58	$—	$—		$0.72
Diluted	0.57	—	—		0.70
Weighted-average common shares outstanding
Basic	24,638,135	—	1,113,636	5f	25,751,771
Diluted	24,844,565	—	2,351,010		27,195,575

See accompanying notes to unaudited pro forma condensed combined financial information.

6

 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION (in thousands)

1.             Description of the transaction

On April 6, 2015, Del Monte Capitol Meat Company, LLC, a Delaware limited liability company and wholly-owned subsidiary  (“Buyer”) of the Company, completed its acquisition of substantially all of the assets of T.J. Foodservice Co., Inc., a California corporation (“Service”), and TJ Seafood, LLC, a California limited liability company (“Seafood,” and together with Service, “Sellers”), pursuant to the terms of an Asset Purchase Agreement (the “Purchase Agreement”) dated as of January 11, 2015, the execution of which was previously disclosed in a Current Report on Form 8-K filed by the Company on January 15, 2015 (the “Acquisition”).

On April 6, 2015, Del Monte Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“Merger Sub,” and together with Buyer, “Buyer Parties”), completed its acquisition of Del Monte Capitol Meat Co., a California corporation (“Target,” and together with Sellers, the “Del Monte Entities”), pursuant to the terms of a Merger Agreement (the “Merger Agreement,” and together with the Purchase Agreement, the “Agreements”) dated as of January 11, 2015, the execution of which was previously disclosed in a Current Report on Form 8-K filed by the Company on January 15, 2015 (the “Merger” and together with the Acquisition, the “Transactions”).

The aggregate purchase price paid by the Buyer Parties at the closing of the Transactions was approximately $184,500, including the impact of an initial net working capital adjustment which is subject to a post-closing working capital adjustment true up and confirmation of Sellers’ and Target’s adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), as calculated based on Sellers’ and Target’s audited financial statements for the fiscal year ended December 27, 2014, as described in the Agreements and of which approximately $123,900 was paid in cash through cash on hand, the proceeds from the issuance of $25,000 principal amount of 5.80% Series B Guaranteed Senior Secured Notes due 2020 to The Prudential Insurance Company of America and certain of its affiliates, and additional borrowings under the revolving portion of the Company’s Amended and Restated Credit Agreement, as amended. The remaining approximately $60,600 consisted of (i) approximately 1.1 million shares of the Company’s common stock (valued at $21.43 per share) and (ii) approximately $36,750 in aggregate principal amounts of convertible subordinated notes with a six-year maturity bearing interest at 2.5% per annum with a conversion price of $29.70 per share issued to the Sellers (the “Convertible Subordinated Notes”). Buyer may, in certain instances beginning one year following the closing, redeem the Convertible Subordinated Notes for cash or in shares of the Company’s common stock. Moreover, Buyer may pay the outstanding principal amount due and owing under the Convertible Subordinated Notes at maturity in either cash or shares of the Company’s common stock. The Convertible Subordinated Notes, which are subordinate to the Company’s and its subsidiaries’ senior debt, are convertible into shares of the Company’s common stock by the Sellers at any time.

The Company will also pay additional contingent consideration, if earned, in the form of an earn-out amount which totals approximately $24,500 (the “Earn-Out Amount”) to Sellers, but payment of which is subject to certain conditions and the successful achievement of Adjusted EBITDA targets for the Del Monte Entities and improvements in certain operating metrics for the Company’s protein business over the six years following the closing of the Acquisition, pursuant to the terms of an Earn-Out Agreement, dated April 6, 2015, by and among the Company, Buyer, Sellers, and John DeBenedetti, as the Sellers’ Representative.

2.             Basis of preparation

The unaudited pro forma condensed combined financial information has been derived from the historical financial information of the Company and the Del Monte Entities and was prepared using the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements and Disclosures. ASC 805 requires, among other things, that all assets acquired and liabilities assumed be recognized at their fair values as of the purchase date. In addition, ASC 805 establishes that the consideration transferred be measured at the closing date of the purchase at the then-current market price. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. The Company anticipates that the values assigned to the assets acquired and liabilities assumed will be finalized during the measurement period following the April 6, 2015 closing date.

The unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or restructurings that could result from the purchase. Additionally, the unaudited pro forma condensed combined financial information does not reflect additional revenue opportunities following the purchase or additional overhead and infrastructure costs necessary to fully integrate the Del Monte Entities into the Company.

7

The historical financial statements for the Del Monte Entities are as of March 28, 2015, and for the year ended December 27, 2014 and for the thirteen weeks ended March 28, 2015 and March 29, 2014.

3.             Purchase accounting

The following is a preliminary estimate of the assets acquired and the liabilities assumed by the Company in the Transactions, reconciled to the estimate of consideration transferred:

Purchase Consideration	$184,508
Recognized amounts of identifiable assets acquired and liabilities assumed:
Accounts receivable, net	$19,517
Inventories, net	12,247
Prepaid expenses and other current assets	1,141
Property and equipment, net	6,204
Other assets	746
Accounts payable and accrued expenses	(6,305)
Estimated earn-out liability	(20,392)
Identified intangible assets	101,583

Net recognized amounts of identifiable assets acquired	$114,741

Goodwill	$69,767

a) Intangible assets: As of the effective date of the Transactions, intangible assets are required to be measured at fair value and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of the unaudited pro forma condensed combined financial information, the Company assumed that all assets will be used in a manner that represents their highest and best use from a market participant’s perspective. The Company is in the process of evaluating the fair value of the intangible assets acquired as of the acquisition date. Based upon its initial analysis the Company believes total identifiable intangible assets will be approximately $101,583 and have a life of approximately ten years.

At this time, the Company estimates of the fair values of intangible assets are still subject to considerable uncertainty, as substantial amounts of the Del Monte Entities’ data must be thoroughly analyzed before more precise valuations can be determined. The Company anticipates that these analyses will be completed during the measurement period following the closing date.

For each 1% change in the valuation of the underlying definite lived intangible assets, the Company estimates that annual amortization expense would increase or decrease by approximately $102, assuming a ten year useful life. To the extent that the useful lives of the underlying definite lived intangible assets were to increase or decrease by one year, the Company estimates that its annual amortization expense would decrease or increase by approximately $923 or $1,129, respectively.

b) Property and equipment: As of the effective date of the Transactions all property and equipment are required to be measured at fair value. The acquired assets can include assets that are intended to be used in a manner other than their highest and best use. For purposes of the pro forma condensed combined financial information, the Company assumed an in-use premise for all property and equipment in its estimation of fair value. This estimation was determined using cost-based and market-based appraisal methodologies considering the costs associated with the historical purchase of the property and equipment, market prices for similar assets, and estimates of the property and equipment’s age, economic life, and other relevant characteristics. At this time, the Company has not completed the analysis required to be able to estimate all inputs required to perform the fair value estimates with certainty. The Company anticipates that these analyses will be completed during the measurement period following the closing date. The estimated remaining weighted-average useful lives of the underlying property and equipment are estimated to be 5 years.

For each 1% change in the valuation of the underlying depreciable property and equipment, the Company estimates that annual depreciation and amortization expense would increase or decrease by $12, assuming a weighted-average useful life of 5 years. To the extent that the useful lives of all the underlying depreciable property and equipment were to increase or decrease by one year, the Company estimates that annual depreciation and expense would decrease or increase by approximately $207 or $310, respectively.

c) Long-term debt: As of the effective date of the transactions, all of the Del Monte Entities’ debt was repaid in full. The Transactions were financed with funds drawn from the Company’s revolving credit facilities equal to $98,893, the issuance of convertible subordinated notes totaling $36,750 and the issuance of senior secured notes equal to $25,000. The Company also drew down $1,952 from its revolving credit facility to pay transaction-related bonuses and the related withholding taxes on those transaction-related bonuses that were paid in shares of the Company’s common stock where the recipient paid the withholding taxes by surrendering a portion of the shares. The convertible notes pay interest at 2.5% per annum and the senior secured notes pay interest at 5.8% per annum. The Company used an interest rate of 3.8% to estimate interest expense on borrowings from the revolving credit facility.  For each one-eighth percent increase or decrease in the interest rate on the revolving credit facility, the Company estimates that annual interest expense would increase or decrease by approximately $126.

8

d) Goodwill: Goodwill is calculated as the difference between the acquisition date fair value of the estimated consideration paid and the values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized but is generally subject to an impairment test annually or more frequently if an event or circumstance indicates that an impairment loss may have been incurred. The level of goodwill expected to result from the Transactions is primarily reflective of the Del Monte Entities’ going-concern value, the value of the Del Monte Entities’ assembled workforce, new customer relationships expected to arise from the purchase, and operational synergies that the Company expects to achieve that would not be available to other market participants.

The premium in the purchase price paid by the Company for the acquisition of the Del Monte Entities reflects the creation of a leading specialty food distributor with a more attractive business mix, greater scale and enhanced growth prospects.

4.             Pro forma balance sheet adjustments

a.        To record disbursement of the Del Monte Entities’ cash and investments to the prior owners.

b.        To remove fixed assets that were not acquired as part of the Transactions.

c.        Reflects recording of goodwill and intangible assets for the Transactions.

d.        Reflects cash paid to the Del Monte Entities’ owners at closing plus the cash paid related to all transaction-related bonuses. This is reflected as a drawdown on the Company’s revolving credit facility.

e.        Reflects recording of convertible subordinated notes issued as part of the consideration for the Acquisition.

f.        Reflects the estimated fair value of the earnout liability for the Acquisition.

g.       To record elimination of the Del Monte Entities’ historical equity, record shares issued as part of the consideration in the Merger of $23,865 and record shares issued to certain of the Company’s employees as transaction-related bonuses, net of shares surrendered for withholding taxes of $1,048.

5.             P ro forma statement of operations adjustments

a.        Represents elimination of sales and related cost of sales for transactions between the Del Monte Entities and the Company during the thirteen weeks ended March 27, 2015.

b.        Represents the removal of the Del Monte Entities’ historical depreciation and amortization ($1,327 for the year ended December 26, 2014, $352 for the thirteen weeks ended March 27, 2015 and $521 for the thirteen weeks ended March 28, 2014), the removal of transaction costs ($547 for the year ended December 26, 2014, $1,244 for the thirteen weeks ended March 27, 2015 and none for the thirteen weeks ended March 28, 2014), the removal of compensation cost for the Del Monte Entities’ executives who will not be employed by the Company, and/or will have their annual compensation adjusted as part of the Transactions ($2,119 for the year ended December 26, 2014 and $530 for both the thirteen weeks ended March 27, 2015 and March 28, 2014), the addition of estimated depreciation cost on the Del Monte Entities’ assets acquired ($1,241 for the year ended December 26, 2014 and $310 for both the thirteen weeks ended March 27, 2015 and March 28, 2014), the addition of estimated amortization of intangible assets acquired ($10,158 for the year ended December 26, 2014 and $2,540 for both the thirteen weeks ended March 27, 2015 and March 28, 2014) and the addition of estimated accretion in the fair value of the contingent earnout obligation ($1,020 for the year ended December 26, 2014 and $255 for both the thirteen weeks ended March 27, 2015 and March 28, 2014). After closing the Transactions, the Company paid approximately $3,000 to certain of its employees in a combination of stock and cash as transaction-related bonuses. These bonuses are non-recurring and therefore not reflected in the pro forma statements of operations.

c.        Represents the removal of the Del Monte Entities’ historical interest expense ($145 for the year ended December 26, 2014, $41 for the thirteen weeks ended March 27, 2015 and $44 for the thirteen weeks ended March 28, 2014) and recording interest expense on the convertible subordinated notes ($919 for the year ended December 26, 2014 and $230 for both the thirteen weeks ended March 27, 2015 and March 28, 2014), senior secured notes ($1,450 for the year ended December 26, 2014 and $362 for both the thirteen weeks ended March 27, 2015 and March 28, 2014) and revolving credit facility borrowings ($3,758 for the year ended December 26, 2014 and $940 for both the thirteen weeks ended March 27, 2015 and March 28, 2014) used to finance the Transactions and pay the transaction-related bonuses described above. Amounts do not reflect any additional infrastructure costs to transition the Del Monte Entities into a public company entity.

d.        Represents the removal of investment income recorded by the Del Monte Entities ($180 for the year ended December 26, 2014, $43 for the thirteen weeks ended March 27, 2015 and $126 for the thirteen weeks ended March 28, 2014).

e.        Represents elimination of historical tax expense recorded by the Del Monte Entities and the recording of an effective tax rate of 40.7%, 41.5% and 41.5% on incremental income for the combined entity for the year ended December 26, 2014 and for the 13 weeks ended March 27, 2015 and March 28, 2014, respectively.

f.        The Convertible Subordinated Notes were deemed antidilutive for the thirteen weeks ended March 28, 2014 and, therefore, their impact was excluded from the calculation of earnings per share. For the thirteen weeks ended March 27, 2015, there is an addback of interest expense net of tax of $134 to calculate fully diluted earnings per share. For the fifty-two weeks ended December 26, 2014, there is an addback of interest expense net of tax of $545 to calculate fully diluted earnings per share.

9